Exhibit 10.2
SEVERANCE PLAN FOR
COVANTA ENERGY CORPORATION SENIOR OFFICERS
1. Purpose of the Plan. The purpose of the Severance Plan for Covanta Energy Corporation Senior Officers (the “Plan”) is to provide for severance benefits to certain specified senior officers whose employment with the Company Group is involuntarily terminated. This Plan is intended to be the exclusive means by which the Company provides eligible employees with severance benefits except to the extent different benefits are provided in written agreements signed by authorized representatives of the Company. Except where specifically stated otherwise, the provisions of this Plan in effect as of the Termination Date of an eligible Employee shall be deemed to be effective for the eligible Employee whose Eligible Termination of Employment occurred on or after the Plan’s Effective Date.
2. Definitions. The following terms and phrases when used in the Plan shall have the following meanings:
(a) “Administrator” shall mean the Administrative Committee of Covanta Energy Corporation. With respect to any period during which there is no such committee, the Compensation Committee of the Board shall serve as Administrator.
(b) “Beneficiary” shall mean, with respect to an Employee, such Employee’s estate.
(c) “Board” shall mean the Board of Directors of Covanta Holding.
(d) “Cause” shall mean, with respect to the termination of an Employee’s employment with the Company Group, such Employee’s (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Plan Administrator in his/her sole discretion.
(e) “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(i) any “Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of Covanta Holding as of the date of this Plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of Covanta Holding entitled to vote in the election of directors of Covanta Holding;
(ii) individuals who are Continuing Directors (as hereinafter defined) of Covanta Holding cease to constitute a majority of the members of the Board;

(iii) stockholders of Covanta Holding adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of Covanta Holding;
(iv) Covanta Holding is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of Covanta Holding following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta Holding) and the stockholders of Covanta Holding immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta Holding (or similar transaction) shall not constitute a Change in Control;
(v) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not Covanta Holding is then subject to such reporting requirements; provided, however, that for purposes of this Plan a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of Covanta Holding as of the date of this Plan; or
(vi) Covanta Holding consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of this Plan.
(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(g) “Company Group” shall mean, collectively or individually, as the context requires, Covanta and each of its Subsidiaries. When referring to the employment of an Employee with the Company Group (or the termination of such employment), references to Company Group shall be deemed to refer to the member thereof that employs such Employee, as appropriate in the context.
(h) “Continuing Directors” shall mean the members of the Board on the date of execution of this Plan, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; and the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
(i) “Covanta” shall mean Covanta Energy Corporation, a corporation duly organized under the laws of the state of Delaware, or any successor thereto.
(j) “Covanta Holding” shall mean Covanta Holding Corporation, a corporation duly organized under the laws of Delaware or any successor thereto and the sole stockholder of Covanta.

(k) “Disability” shall mean an Employee’s absence, for a consecutive period of 6 months, from the duties of his or her employment with the Company Group due to an illness or injury of such Employee.
(l) “Effective Date” shall mean February 25, 2010.
(m) “Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee’s employment with the Company Group after the Effective Date.
(n) “Employee” shall mean only an individual directly employed by the Company Group on a regular, full-time basis, and who is either a Senior Vice President, a Regional President, an Executive Vice President or the President of Covanta or Covanta Holding .
(o) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(p) “Plan” shall mean this Severance Plan for Covanta Energy Corporation Senior Officers, as the same may be amended and in effect from time to time.
(q) “Salary” shall mean the Employee’s annual base salary rate in effect on his or her Termination Date.
(r) “Severance Period” shall mean, with respect to an Employee who satisfies the severance benefit conditions described in Section 6, the number of months or years such Employee is entitled to receive continued payments of his or her Salary or other benefits pursuant to Section 7 or Section 8.
(s) “Subsidiary” shall mean each entity in which Covanta owns, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such entity.
(t) “Termination Date” shall mean the effective date of an Employee’s termination of employment with the Company Group.
3. Administration.
(a) Appointment of Plan Administrator. The Administrator shall appoint a Plan Administrator, who initially shall be the Senior Vice President-Human Resources of the Company Group, to manage the day-to-day operation of this Plan. The Plan Administrator may be removed by action of the Administrator at any time, with or without cause, upon written notice. The Plan Administrator may resign upon 30 days’ written notice to the Administrator. Upon such removal or resignation of the Plan Administrator, the Administrator shall appoint a successor thereto. In the event the Administrator fails to appoint a Plan Administrator under this Section, the Administrator shall be the Plan Administrator.

(b) Plan Administrator’s Responsibilities. The Plan Administrator shall have and exercise all discretion and other authority to control and manage the day-to-day operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms of the Plan or that is retained or otherwise allocated by the Administrator. Within such delegated authority, the Plan Administrator may take such actions or make such decisions as he or she deems appropriate in his or her sole discretion. Without limiting the foregoing, the Plan Administrator shall have authority, power, and discretion with respect to the Plan:
(i) to construe, interpret, and apply the provisions of the Plan, and, in connection therewith, to decide all questions of eligibility for, and the amount, manner, and time of payment of, any benefits in accordance with the terms and conditions of the Plan;
(ii) to establish the policies, interpretations, practices, and procedures of this Plan;
(iii) to prescribe and require the use of appropriate forms;
(iv) to prepare all reports, notices, and any other documents relating to the Plan which may be required by law;
(v) to hire all persons providing services to the Plan;
(vi) to delegate to one or more individuals such duties and functions relating to the daily operation and administration of the Plan as he or she, in his or her discretion, sees fit;
(vii) to receive all disclosures required of fiduciaries and other service providers under ERISA or any other federal or state law;
(viii) to act as this Plan’s agent for the service of legal process;
(ix) to perform all other responsibilities allocated to the Plan Administrator in the instrument appointing the Plan Administrator.
All findings of fact, determinations, constructions, interpretations, and decisions of the Plan Administrator shall be final, conclusive, and binding on all parties affected thereby, unless arbitrary and capricious.
(c) Action by the Company. Any authority or responsibility allocated or reserved to the Plan Administrator under this Plan may be exercised by the Senior Vice President — Human Resources.
(d) Compensation. The Plan Administrator shall not receive compensation (other than regular compensation from the Company Group for services to the Plan), but shall be reimbursed by the Company Group for expenses incurred in the performance of such duties.

(e) Limitation of Liability; Indemnification. The Administrator and the Plan Administrator shall each be entitled to rely upon any report or other information furnished to it by any officer or other employee of the Company Group and by any independent certified public accountant, compensation consultant, legal counsel or other professional retained by any member of the Company Group to assist in the administration of the Plan. To the maximum extent permitted by law, neither the Administrator nor the Plan Administrator shall be liable to any person for, and Covanta shall indemnify and hold the Administrator and the Plan Administrator harmless from and against any liability in respect of, any action taken or omitted in good faith in connection with the administration of the Plan.
4. Eligibility. Each Employee shall be eligible to participate in the Plan beginning on the later of the Effective Date and the date such Employee commences regular, full-time employment with the Company Group, provided an Eligible Termination of Employment occurs. No other individual shall be eligible to participate in the Plan.
5. Ineligibility For Severance Benefits. An Employee will be ineligible for severance pay or other benefits under this Plan if any of the following apply, unless otherwise determined by the Plan Administrator:
(a) the Employee retires, resigns or dies before the effective date of the Eligible Termination of Employment;
(b) the Employee’s employment is terminated for Cause as determined by the Company in its sole discretion before the effective date of the Eligible Termination of Employment;
(c) the Employee’s employment is terminated or he or she is deemed to have resigned from employment for failing to return from an approved leave of absence by the expiration date of the approved leave before the effective date of the Eligible Termination of Employment;
(d) the Employee’s employment is terminated because the Employee is physically or otherwise unable to perform the essential duties and functions of his position with or without reasonable accommodation before the effective date of the Eligible Termination of Employment;
(e) the Employee is terminated while receiving or seeking payments or benefits under a program, policy, plan or a law that provides payments or benefits to an Employee unable to work because of illness, injury or disability;
(f) the Employee is not directly employed by any member of the Company Group; or
(g) the Employee is terminated in connection with a sale of all or part of the Company Group and has been offered employment with the purchaser.
6. Severance Benefit Conditions. An Employee’s eligibility for severance benefits under the Plan shall be subject to all of the following limitations and conditions precedent:
(a) the termination of such Employee’s employment must constitute an Eligible Termination of Employment;

(b) to the extent requested by Covanta or the member of the Company Group that employs such Employee, such Employee must remain in the active employment of the Company Group until the Termination Date specified by Covanta or such member, provided that (i) such Termination Date may not be more than one hundred eighty (180) days following the date notice of termination is given and (ii) if Covanta or such member thereafter (but prior to the indicated Termination Date) terminates such Employee’s employment without Cause (and such termination is not due to such Employee’s death or Disability), such Employee shall be eligible to receive severance benefits under the Plan provided he or she satisfies all of the other conditions specified in this Section 6; and
(c) promptly following such Employee’s Termination Date, but in no event later than sixty (60) days following such Employee’s Termination Date, such Employee must (i) execute and deliver a termination agreement which contains an effective release of all claims against the Company Group, substantially in the form attached hereto as Appendix A, and (ii) refrain from revoking the release contained in such termination agreement as permitted therein; provided, however, that such termination agreement may contain additional terms and conditions relating to non-disparagement and confidentiality. Failure to execute such termination agreement in substantially the form attached hereto as Exhibit A or any revocation of such termination agreement prior to the sixtieth (60th) day following such Employee’s Termination Date will result in forfeiture of any payments or benefits hereunder.
(d) Notwithstanding any of the foregoing terms, in the event, and at the moment, that Employee violates any of his or her duties or obligations set forth in the restrictive covenants contained in any restricted stock award agreement, restricted stock unit agreement or any other equity award agreement of Covanta Holding that continue after the termination of his or her employment, the terms of Sections 7 and 8 will be of no force or effect and the Company Group’s obligations under those subsections to make severance payments or provide continued employee benefits will immediately cease.
(e) No Employee shall be entitled to any severance payments or benefits under the Plan unless and except as specifically determined by the Plan Administrator in his or her discretion. The Plan Administrator, in his or her discretion, may also waive any provision of this Plan in a particular case or cases; provided, however, that the Plan Administrator may not waive any provisions of this Plan as they relate to any of the Employees covered by this Plan without the approval, in their sole discretion, of the Covanta Holding Corporation Compensation Committee of the Board of Directors.
7. Severance Benefits.
(a) Cash Payments. Except as provided in Section 8, each Employee who satisfies the severance benefit conditions described in Section 6 shall receive (or, in the event of his or her death after the effective date of the Eligible Termination of Employment, such Employee’s Beneficiary shall thereafter receive) continued payments of his or her Salary in accordance with the applicable payroll policies of the member of the Company Group employing such Employee as follows:

(i) Executive Vice Presidents, Regional Presidents and Senior Vice Presidents: eighteen (18) months; and
(ii) Chief Executive Officer: twenty four (24) months.
Salary continuation payments shall commence ninety (90) days following such Employee’s Termination Date in accordance with the Company Group’s normal payroll cycle, provided that, unless otherwise determined by the Plan Administrator, the period during which severance benefits are being paid to any Employee shall not exceed the maximum period allowed under Department of Labor Regulation §2510.3-2(b) to avoid classification as an “employee pension benefit plan” under ERISA.
(b) Additional Discretionary Payments. No additional payments may be made to any of the Employees covered by Plan without the approval, in their sole discretion, of the Covanta Holding Corporation Compensation Committee of the Board of Directors.
(c) Continued Medical and Dental Benefits. Each Employee who satisfies the severance benefit conditions described in Section 6 shall be entitled to continue during such Employee’s Severance Period his or her participation and the participation of such Employee’s eligible dependents in the medical and dental benefit plans in which such Employee (and eligible dependents) participated immediately prior to his or her Termination Date, in accordance with the generally applicable terms of such plans as in effect from time to time, subject to timely payment by such Employee (and eligible dependents) of all contributions, premiums, co-payments and deductibles required to be paid by participants in such plans; provided that an Employee’s right to continue his or her participation and the participation of such Employee’s eligible dependents in any such medical or dental plan shall cease immediately if such Employee is offered or becomes eligible for coverage under a medical or dental plan, as applicable, of any subsequent employer.
8. Change in Control. Notwithstanding anything to the contrary in this Plan, in the event of an Eligible Termination of Employment within one (1) year following a Change in Control of an eligible Employee who satisfies the severance benefit conditions described in Section 6, the following provisions shall apply and supersede any contrary provisions in Section 7 hereof; provided, however, that if the Change in Control does not fall within the scope of a “change in the ownership of a corporation”, a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” as described in Treas. Reg. §1.409A-3(i)(5), then the sum of the amounts payable described in Section 8(b)(i) and Section 8(b)(ii) shall be payable in accordance with the schedule set forth in Section 7(a):
(a) Eligible Termination of Employment following Change in Control — Base Payments. Employee shall be entitled to receive a cash payment equal to the sum of the following:
(i) accrued but unpaid portion of the annual base salary, if any, accrued up to and including the Termination Date,
(ii) any annual cash bonus, if any, earned but unpaid for any year preceding the then current employment year,

(iii) unreimbursed business expenses, and
(iv) the cash equivalent of any vested benefits as of the date of such termination under any benefit plans maintained, or contributed to, by Covanta, or any disability benefits program sponsored by Covanta, to the extent permitted by, and in accordance with, the terms and conditions of each such plan or program, and any benefit required by COBRA.
(b) Eligible Termination of Employment following Change in Control — Additional Payments. In addition to the provisions of Section 8(a), above, Employee shall be entitled to the following:
(i) an amount equal to the product of (x) Employee’s then current Salary plus Employee’s average annual cash bonus received by Employee during the two prior full employment years, and (y) the number of years set forth with respect to Employee in Section 8(c) hereof, to be paid to Employee as provided in Section 8(d) hereof;
(ii) an amount equal to the pro rata portion of the annual cash bonus, to be paid to Employee at the time that cash bonuses are paid to other senior-level executives of Covanta for such employment year; and
(iii) the continuation of medical, dental and life insurance coverage (at the rates and on the coverage terms available to other senior-level executives) for the duration of the applicable period set forth in Section 8(c) hereof.
(c) Post-Termination Continuing Payment Amounts.
(i) Executive Vice Presidents, Regional Presidents and Senior Vice Presidents: one and one-half (1.5) years; and
(ii) Chief Executive Officer: two (2) years.
(d) Terms of Payments. The amounts due to Employee pursuant to Section 8 hereof shall be paid by Covanta as follows:
(i) fifty percent (50%) of the aggregate amount due to Employee shall be paid to Employee on the ninetieth (90th) day following the date of Employee’s Termination Date from the Company Group; and
(ii) fifty percent (50%) of the aggregate amount due to Employee shall be paid on a monthly basis to Employee over the duration of the applicable period set forth in Section 8(c) hereof, beginning on the ninetieth (90th) day following the date of Employee’s Termination Date from the Company Group.
9. Tax Treatment of Benefits. All payments of severance benefits shall be subject to any applicable income or employment tax withholding and other appropriate deductions.

10. Claims Procedure. An Employee can make a claim for benefits under the Plan by sending written notification thereof to the Plan Administrator. If an Employee who has submitted such a claim is denied benefits for any reason, such Employee will be notified in writing of such denial within ninety (90) days after the claim is submitted or will receive written notice within that period of time stating that an additional ninety (90) days is required to rule upon the claim. In that case, if such Employee’s claim for benefits is denied, such Employee will receive written notice of such denial within one hundred eighty (180) days. Such notification will:
(a) indicate the reasons for the denial and cite the specific Plan provisions upon which the denial is based;
(b) describe any additional information that may be needed for approval of such Employee’s claim; and
(c) contain an explanation of the review procedure.
An Employee can request a review of the denial within ninety (90) days after the time he or she receives the denial notice. Within sixty (60) days after receiving such written notice for review, the Plan Administrator will notify the Employee, in writing, of the final decision unless the Plan Administrator notifies the Employee, in writing, that special circumstances require an extension (for no more than a single, additional sixty (60) day period), in which case the Plan Administrator will render its written decision within one hundred twenty (120) days after receiving the written notice for review. If the Plan Administrator denies the request for review, the Plan Administrator’s final decision will be in writing and will contain specific reason and references to the Plan provisions on which the denial is based. The Plan Administrator’s decision shall be final and binding and not subject to further review.
11. Section 409A Compliance.
(a) With respect to any benefits provided by this Plan that are subject to Code section 409A, it is intended that the terms of this Plan comply with the terms and conditions of Code section 409A and the regulations and guidance promulgated thereunder and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code section 409A. Notwithstanding the foregoing, neither Covanta Holding, Covanta nor any member of the Company Group shall have any liability with regard to any failure to comply with Code section 409A so long as they have acted in good faith with regard to compliance therewith.
(b) If under this Plan, an amount is to be paid in two or more installments, for purposes of Code section 409A, each installment shall be treated as a separate payment.
(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(d) Notwithstanding the foregoing, if Employee is a “specified employee” of a public corporation (as described in Treas. Reg. § 1.409A-1(i)), then to the extent a separate payment described in this Section 8(d) does not fall within the “short-term deferral” exclusion (as described in Treas. Reg. § 1.409A-1(b)(4)) or the exclusion for separation pay due to involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)), and such separate payment would be paid during the first six months following Employee’s separation from service, such payment shall instead be paid on the first business day following the end of the six-month period following Employee’s separation from service.
(e) Notwithstanding anything in this Plan to the contrary, the severance payments payable hereunder shall be exempt from Code section 409A to the extent that:
(i) The severance payments are paid in full no later than December 31 of the second calendar year following the calendar year in which the Employee’s Termination Date occurs; and
(ii) The amount of severance payments payable to the Employee does not exceed two times the lesser of the following:
(A) the Employee’s annual compensation for the calendar year preceding the calendar year (the “look-back year”) in which the Employee has an Eligible Termination of Employment. For this purpose, the Employee’s annual compensation means the Employee’s base pay (plus such other amounts as are permitted to be included as prescribed in Code section 409A) for the look-back year (determined on an annualized basis if the Employee was employed for less than the full calendar year), as adjusted for any increase during the look-back year that was expected to continue indefinitely but for the Employee’s termination of employment; or
(B) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the calendar year in which the Employee’s Eligible Termination of Employment occurs.
(f) To the extent the severance payments payable under this Plan do not meet the exemption under subsection (e), then the Plan Administrator will determine, in his/her sole discretion, and specify in writing at the time of approving the severance benefits whether:
(i) Such benefits will be paid no later than 2 1/2 months following the end of the calendar year in which the Employee’s Eligible Termination of Employment occurs, so as to meet the requirements for a short-term deferral as described in Treas. Reg. §1.409A-1(b)(4) that is exempt from Code section 409A; or
(ii) Such benefits shall be paid in a manner that complies with Code section 409A, such as at a specified date or pursuant to a fixed schedule.

(g) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expenses was incurred.
12. Amendment and Termination. Covanta may, in its sole discretion, amend, alter, suspend, discontinue or terminate the Plan at any time and for any or no reason, with or without notice and without the consent of any Employee, stockholder or other person; provided, however, that in the event of the occurrence of a Change in Control, the payments provided in Sections 8(a), (b) and/or (c) hereof may not be reduced or otherwise amended in a manner adverse to the Covered Employees without their prior written consent.
13. General Provisions.
(a) No Special Employment Rights. Nothing contained in the Plan shall confer upon any Employee any right with respect to the continuation of such Employee’s employment by the Company Group or interfere in any way with the right of the Company Group at any time to terminate such employment or to increase or decrease the base salary or hourly wage rate, other compensation or benefits of such Employee or otherwise modify the terms or conditions of such Employee’s employment; provided that such actions may trigger severance benefits if they constitute an Eligible Termination of Employment.
(b) No Assignment by Employees. Each Employee’s rights hereunder are personal and no Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Employee’s death after the effective date of an Eligible Termination of Employment, any benefits payable to such Employee shall be paid instead to his or her Beneficiary.
(c) Certain Withholdings. The Company Group shall have the right to deduct from amounts otherwise payable under the Plan any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.
(d) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, and any applicable provisions of federal law.
(e) Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be resolved by binding arbitration after the Employee has exhausted his or her administrative remedies under Section 9. The arbitration shall be held in Fairfield, New Jersey and, except to the extent inconsistent with the Plan, shall be conducted in accordance with the National Employment Dispute Resolution Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Employee and Covanta. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Employee, one appointed by Covanta, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by Covanta; provided, however, that each party shall be responsible for any attorneys fees or expenses borne by such party, or, in the case of joint expenses, by both parties in equal portions, except that, in the event the Employee prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Covanta.
(f) Funding. The Plan shall be an unfunded plan. Severance benefits under the Plan shall be paid from the general assets of the Company Group.
(g) Severability. If any term or provision of the Plan or the application thereof to any person or circumstance is to any extent held invalid or unenforceable, the remainder of the Plan or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of the Plan will be valid and enforceable to the fullest extent permitted by law.
(h) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

Appendix A
Form of
Termination Agreement and Release